ARTICLES OF AMENDMENT


            DREYFUS INVESTMENT GRADE BOND FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST:     The charter of the Corporation is hereby amended by
redesignating the issued and unissued shares of Dreyfus Intermediate Term Income Fund as Dreyfus Intermediate Term Income Fund Investor shares Common Stock.

            SECOND:    The foregoing amendment to the charter of the
Corporation was approved by a majority of the entire Boared of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Title II of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation; and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

            IN WITNESS WHEREOF, Dreyfus Investment Grade Bond Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.


                                    DREYFUS INVESTMENT GRADE BOND FUNDS, INC.


                                    By: _____________________________
                                       Mark N. Jacobs
                                       Vice President

WITNESS:


______________________
Robert R. Mullery
Assistant Secretary